UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2009, Copperweld Bimetallics LLC (“Copperweld”), a subsidiary of Fushi Copperweld, Inc. (the “Company”) received a letter from the Wells Fargo Bank, National Association (the “Lender”), as assignee of The CIT Group/Commercial Services, Inc. (“CIT”), as to the occurrence of certain Events of Default under a Financing Agreement dated April 5, 2007, as amended, between Copperweld and CIT (the “Financing Agreement”). As such, Lender was no longer obligated to make additional revolving loans pursuant to the Financing Agreement and is entitled to demand immediate payment of the Obligations (as defined in the Financing Agreement), however the Lender did not make such demand, and instead on May 6, 2009 exercised its right to implement the 2% additional default rate of interest effective as of April 1, 2009.

On August 11, 2009,the Company, Copperweld, Copperweld Bimetallics UK Limited (“CBUK,” and together with the Company, the “Guarantors; the Guarantors and Copperweld, collectively, the “Obligors”) and the Lender, entered into a Forbearance Agreement (the “Forbearance Agreement”), whereby the Lender has agreed to forbear from seeking immediate payment of the full amount of the Obligations (as defined in the Forbearance Agreement) owing pursuant to the Financing Agreement and various other notes and documents executed by Copperweld in favor of CIT, as assigned to the Lender, and exercising any other rights and remedies against any of the Obligors or the collateral securing the Obligations through October 31, 2009 or such earlier date as a Forbearance Event of Default (as defined below) has occurred (the “Forbearance Period”) and the Lender has elected to terminate its agreement to forbear under the Forbearance Agreement.

Copperweld and the Lender agree that the Obligations owed by Copperweld to the Lender are (1) the principal amount of outstanding revolving loans under the Financing Agreement of $4,155,807.03, (2) accrued and unpaid interest to the date of the Forbearance Agreement and all costs and expenses (including attorneys’ fees) of the Lender required to be paid pursuant to the Financing Agreement and the Forbearance Agreement.  In consideration of the Lender’s agreement to forbear during the Forbearance Period, the Company has agreed to pay the Lender a non-refundable fee in the amount of $50,000.

As further consideration for the Lender’s agreements pursuant to the Forbearance Agreement, the Lender and Copperweld have agreed to amend the Financing Agreement to, among other things, (1) revise certain definitions contained in the Financing Agreement (including the Borrowing Base and Availability Reserve, which have the effect of potentially lowering the borrowing capacity of the Company under the revolving loans), (2) reduce the aggregate amount of the revolving line of credit from $12,800,000 to $7,000,000 of which no more than $2,500,000 may consist of foreign revolving loans, and (3) provide for the calculation of interest on the daily debit balance of the revolving loan account based on the daily three month LIBOR rate plus six percent.  The Lender’s agreement to forbear will not nullify, extinguish, satisfy, release, discharge or otherwise affect the Obligors’ obligations to the Lender or constitute a waiver of any Event of Default under the Financing Agreement.  As at the end of the Forbearance Period, the Lender shall have all of its rights and remedies, including the right to demand immediate payment in full of the Obligations.

The events of default under the Forbearance Agreement (a “Forbearance Event of Default”) include: (1) failure by any obligor to comply with the terms of the Forbearance Agreement; (2) failure by Copperweld to pay, when due, or within any applicable grace period, interest, principal, fees or any other amounts due to the Lender pursuant to the Financing Agreement or the Forbearance Agreement; (3) failure by the Obligors to pay, when due, employees’ wages, salaries and benefits, insurance premiums, and real property and personal property tax payments; (4) any “Event of Default” as that term is defined in any document evidencing or securing the Obligations, other than existing defaults or (5) the occurrence of any other material adverse change in the business, financial condition or property of Copperweld as in effect as of the date of the Forbearance Agreement.

A copy of the Forbearance Agreement is attached hereto as Exhibit 10.1. The description of the Forbearance Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Forbearance Agreement dated as of August 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: August 21, 2009
/s/ Chris Wang
Chris Wang
Chief Financial Officer and President